EXHIBIT 10.60

January 6, 2005

Thomas Paulson

557 Creedon Circle

Alameda, CA 94502

Dear Tom:

This letter agreement (this “Agreement”) confirms our understanding and agreement with respect to your resignation as Chief Financial Officer of Avigen, Inc. and sets forth the substance of the terms that Avigen, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.             Separation. Effective as of the date of this Agreement, you hereby resign your position of Chief Financial Officer, Vice President of Finance, and Corporate Secretary and all other positions you hold on behalf of Avigen, Inc. Your last day of work with the Company and your employment termination date will be January 10, 2006 (the “Separation Date”).

2.             Accrued Salary And Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.

3.             Severance Payment. If you sign this Agreement, and allow the release contained herein to become effective, then the Company will pay you severance in the form of salary continuation through October 10, 2006. In the event you have not begun employment on a full-time basis with another employer by October 10, 2006, the Company will continue your salary payments through January 10, 2007 or until such time you begin employment on a full-time basis, whichever is earlier. These payments will be made on the Company’s regular payroll cycle beginning on the first regularly scheduled payroll date following the Effective Date (as defined in paragraph 14 below), and will be subject to standard payroll deductions and withholdings. [Tom, the Company is willing to provide a lump-sum payment if you prefer]

4.             Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA. If you timely elect continued coverage under COBRA, then the Company, as part of this Agreement, will pay the COBRA premiums necessary to continue your current level of coverage through January 10, 2007. The Company’s obligation to make these payments will cease upon you becoming eligible for benefits under another employer’s health plan. You agree to promptly notify the Company of such eligibility.

5.             Spherion Outplacement. You will receive three months of Spherion Outplacement Services.

6.             Stock Options. During your employment with the Company, you were granted options to purchase shares of the Company’s common stock (the “Options”). If you sign this Agreement, and allow the release contained herein to become effective, then the Company will extend the post- termination exercise period with respect to each Option until the earlier to occur of: (a) October 10, 2006 (b) in the event you have not begun employment on a full-time basis with another employer by October 10, 2006, the Company will continue your exercise period through January 10, 2007 or until such time you begin employment on a full-time basis, whichever is earlier or (c) the end of the original contract life of the Option (this extension is explicitly understood to impact the exercise period of the Options only and shall not apply to the vesting period of such Options, which vesting period shall cease as of the Separation Date).

You understand that this extension of the exercise period may change the tax treatment of the Options, and you are hereby advised by the Company to seek independent legal advice with respect to tax issues regarding the Options. Except as expressly specified herein, the Options will continue to be governed in all respects by the terms of the applicable stock option agreement(s), grant notice(s) and plan documents.

7.             Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date.

8.             Expense Reimbursements. You agree that within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

9.             Return Of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Your timely return of all such Company documents and other property is a condition precedent to your receipt of the severance benefits provided under this Agreement.

10.           Employment Agreement. You and the Company agree that your Employment Agreement with the Company dated August 14, 1996 and, except as otherwise provided herein, any other agreements relating to the terms of your employment with the Company, are hereby superseded and replaced by this Agreement, and the Company’s obligations under such agreements are hereby extinguished (for clarity, your Proprietary Information and Inventions Agreement dated August 15, 1996, shall not be deemed superceded by this Agreement).

11.           Proprietary Information Obligations. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement with the Company, dated August 15, 1996, including obligations not to use or disclose the Company’s confidential, proprietary or trade secret information, except as expressly authorized by the Company, following the termination of your employment with the Company.

12.           Nondisparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process.

13.           No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

14.           Release of Claims. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the California Fair Employment and Housing Act (as amended). By signing this release, you are not waiving any rights you may have to indemnification from the Company pursuant to contract (including but not limited to that certain Indemnification Agreement between you and the Company effective as of August 10, 1992), the Company's bylaws, or applicable law.

15.           ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you have the right to consult with an attorney prior to executing this Agreement (although you may choose not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to execute this Agreement earlier); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you (the “Effective Date”).

16.           Section 1542 Waiver. In granting the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

17.           Miscellaneous. Together with the Proprietary Information and Inventions Agreement dated August 15, 1996, this Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts, and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

We wish you the best in your future endeavors.

Sincerely,

AVIGEN, INC.

By: /s/ ZOLA HOROVITZ
Zola Horovitz, Ph.D.

Chairman of the Board

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ THOMAS J. PAULSON

Thomas Paulson

Date:2/3/06

AMENDMENT NO. 1

to the

Separation Agreement

Offered by

Avigen, Inc.

to

Thomas Paulson

This Amendment No. 1 (hereinafter “Amendment”) to the Separation Agreement dated January 6, 2006, offered by Avigen, Inc. (hereinafter “Avigen”) to Thomas Paulson (hereinafter “Mr. Paulson”) (collectively, the “Parties”), (hereinafter “Separation Agreement”), is hereby modified as follows.

WHEREAS, Avigen wishes to amend the terms of the offer set forth in the Separation Agreement in a manner acceptable to Mr. Paulson in order to expedite resolution of any remaining issues between Mr. Paulson and Avigen, Inc.

NOW, THEREFORE, the Parties agree:

The term of the offer set forth in paragraph 15 of the Agreement is hereby extended an additional period of 7 days (from 21 days to 28 days), until February 3, 2006.

Paragraph 3 shall be replaced with the following:

Severance Payment. If you sign this Agreement, and allow the release contained herein to become effective, then the Company will pay you severance in the form of salary continuation through January 10, 2007. These payments will be made on the Company’s regular payroll cycle beginning on the first regularly scheduled payroll date following the Effective Date (as defined in paragraph 14 below), and will be subject to standard payroll deductions and withholdings.

Paragraph 4 shall be replaced with the following:

Health Insurance and Other Benefits. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA. If you timely elect continued coverage under COBRA, then the Company, as part of this Agreement, will pay the COBRA premiums necessary to continue your current level of coverage through January 10, 2007. In addition, if you timely elect the portable coverage under your long term disability plans, long term care plan and/or your life insurance plan, the Company will make these payments on your behalf through January 10, 2007. The Company’s obligation to make these payments for you will cease on the date you could have been covered under another employer’s health plan, disability plan, long term care plan and/or life insurance plan but chose not to be covered by said plan(s), or on the date you become covered by said plan(s), whichever is earlier. You agree to promptly notify the Company when you become eligible for any such plan.

Paragraph 6 shall be replaced with the following:

Stock Options. During your employment with the Company, you were granted options to purchase shares of the Company’s common stock (the “Options”). If you sign this Agreement, and allow the release contained herein to become effective, then the Company will continue the vesting of the Options until July 10, 2006 and will extend the post- termination exercise period with respect to each Option until the earlier to occur of: (a) January 10, 2008 or (b) the end of the original contract life of the Option. You understand that this extension of the vesting and exercise periods may change the tax treatment of the Options, and you are hereby advised by the Company to seek independent legal advice with respect to tax issues regarding the Options. Except as expressly specified herein, the Options will continue to be governed in all respects by the terms of the applicable stock option agreement(s), grant notice(s) and plan documents.

Paragraph 12 shall be replaced with the following:

Nondisparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company agrees that neither its Board members nor corporate officers shall disparage you in any manner likely to be harmful to your business or personal reputation, provided that such individuals will respond accurately and fully to any question, inquiry or request for information when required by legal process.

Except to the extent specifically modified herein, the Separation Agreement shall be made binding on both Parties upon full execution of this Amendment and shall be deemed effective as of the date this Amendment.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment effective February 3, 2006.

AGREED TO:	AGREED TO:

Avigen, Inc.	Thomas Paulson
1301 Harbor Bay Parkway
Alameda, CA 94502-6541

	/s/ Kenneth G. Chahine		/s/ Thomas J. Paulson
By:		By:
Name:	Kenneth G. Chahine, Ph.D., J.D.	Name:	2/3/06
Title:	President and CEO	Title:

READ AND UNDERSTOOD:

AVIGEN REQUESTOR

By:	n/a
Name:
Title: